Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-02

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$350,000,000 3.70% FIRST MORTGAGE BONDS, SERIES NO. 31 DUE 2028

$350,000,000 4.10% FIRST MORTGAGE BONDS, SERIES NO. 32 DUE 2048

Issuer:	Public Service Company of Colorado (a Colorado corporation)
Issue Format:	SEC Registered
Expected Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)
Security Type:	First Mortgage Bonds
Pricing Date:	June 14, 2018
Settlement Date:	June 21, 2018 (T+5)
Interest Payment Dates:	Each June 15 and December 15, commencing December 15, 2018
	2028 First Mortgage Bonds	2048 First Mortgage Bonds
Principal Amount:	$350,000,000	$350,000,000
Maturity Date:	June 15, 2028	June 15, 2048
Reference Benchmark:	2.875% due May 15, 2028	3.000% due February 15, 2048
Benchmark Price:	99-12+	98-23
Benchmark Yield:	2.946%	3.066%
Spread to Benchmark Treasury:	+78 bps	+105 bps
Yield to Maturity:	3.726%	4.116%
Coupon:	3.70%	4.10%
Price to Public:	99.785% of principal amount	99.727% of principal amount
Net Proceeds to Issuer:	$346,972,500 (before transaction expenses)	$345,982,000 (before transaction expenses)
Make-Whole Call:	Prior to December 15, 2027 (the 2028 par call date), T+15 bps (calculated to the 2028 par call date)	Prior to December 15, 2047 (the 2048 par call date), T+20 bps (calculated to the 2048 par call date)
Par Call:	On or after December 15, 2027 at par	On or after December 15, 2047 at par
CUSIP/ISIN:	744448 CP4/ US744448CP44	744448 CQ2/ US744448CQ27
Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated RBC Capital Markets, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 and RBC Capital Markets, LLC, toll-free at 1-866-375-6829.